Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Second Quarter Sales and Earnings

ST. PAUL, Minn. - July 25, 2006 - 3M (NYSE: MMM) today announced its sales and profit results for the second quarter 2006.

Second-quarter worldwide sales totaled $5.7 billion, up 7.5 percent compared to the second quarter of 2005.  Total local-currency sales increased 7.2 percent, including 2.6 percent from acquisitions, primarily CUNO. Local-currency sales increased 11 percent in Industrial and Transportation, 8.3 percent in Safety, Security and Protection Services, 6.5 percent in Display and Graphics, 6.1 percent in Electro and Communications, 4.6 percent in Consumer and Office, and 4.1 percent in Health Care. All six businesses posted positive local currency growth for the fourth consecutive quarter.

Second-quarter net income was $882 million, or $1.15 per share, including net gains of $0.10 per share due to the combination of positive benefits from income tax adjustments(a), partially offset by settlement costs of a previously disclosed antitrust class action(b) and costs related to the company’s current efforts to seek strategic alternatives for its branded pharmaceuticals business. In the second quarter of 2005, net income was $754 million, or $0.96 per share, which included a $0.10 per share charge related to the domestic reinvestment provisions of the American Jobs Creation Act of 2004(c). Included in these results are stock options related costs of $0.07 per share in the second quarter of 2006 and $0.04 per share in the second quarter of 2005(d). Reported net income and earnings per share increased 16.9 percent and 19.8 percent, respectively.

As the company stated in its July 7th press release, second quarter sales and profits were impacted in large part by lower than expected sales volumes and higher than anticipated new capacity start-up costs in its optical systems division, which is part of 3M’s Display and Graphics business segment. 3M develops and manufactures the world’s broadest line of proprietary optical films that enhance the brightness and viewing angle of all types of LCD displays.

“The LCD industry experienced an increase in inventory levels, which had a significant and sudden impact on sales of 3M optical films late in the quarter,” said James B. Stake, Executive Vice President, Display and Graphics Business. “While forecasting demand in this business is difficult, we anticipate that inventories will return to normal in the second half of the year and sales growth will accelerate as consumer demand for LCD TV increases. As a result, we continue to expect record sales of our optical films in 2006. Margins will be somewhat lower due to a shift in mix from monitors to larger format LCD televisions.”

Stake also addressed the issue of higher start up costs in the company’s new multilayer optical film facility. “Our new facility is designed to produce larger-format films for LCD TVs, which is the fastest growing segment of the LCD market,” he noted. “Producing these new highly complex films at the quality levels demanded by our customers and at acceptable yields is a tremendous challenge. We have been manufacturing multilayer optical films for over a decade, and we are confident that we can resolve these issues to meet the expected increase in seasonal demand.”

The company also noted that gross margins were below expectations, largely a result of the optical film issues, but also due in part to capacity constraints in a handful of its core businesses. “We are wasting no time in our efforts to add capacity in some key areas of the portfolio,” said George W.

Buckley, 3M Chairman, President, and Chief Executive Officer, “and in the meantime we are aggressively working to drive out manufacturing cost in the third and fourth quarters.”

“I am confident that we will manage through these challenges and deliver on our second half expectations, while continuing to invest for the future,” Buckley continued. “There is no doubt whatsoever that our growth agenda is advancing and delivering real results. The near term difficulties with Optical in no way diminish my optimism in 3M’s prospects. We have injected much-needed investment into our core businesses, particularly in terms of sales coverage, advertising, merchandising and R&D, in order to accelerate our long-term growth capability.”

As communicated in the previously mentioned July 7th press release, 3M expects calendar year 2006 reported earnings to be in the range of $4.55 to $4.65 per share. Included in this estimate is the combination of previously mentioned net gains of $0.10 per share in the second quarter of 2006, and an estimated annual cost of $0.17 per share due to expensing of stock options. 3M also expects full-year organic local-currency sales growth of between 5.5 and 8 percent, which is unchanged versus its previous expectation. The company estimates that acquisitions will add about 2 percent to 2006 sales growth.

For the third quarter of 2006, the company expects organic local-currency sales growth of 4 to 8 percent. Acquisitions are expected to add approximately 1.5 percent to third quarter sales growth. The company expects third quarter earnings per share will be in the range of $1.10 to $1.15, including an estimated $0.04 per share cost from stock options expensing. In the third quarter of 2005, 3M earned $1.08 per share including $0.02 per share from stock options expensing.

George W. Buckley, and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a web cast of this conference, along with related charts and materials, at http://investor.3M.com.

(a)          Second quarter tax adjustments are due to the resolution of the U.S. tax audit through 2001, the substantial resolution of audits in certain European countries and adjustments to tax accruals for all other open audit years.

(b)          3M entered into an agreement in principle during the second quarter to resolve the antitrust class action involving direct purchasers of transparent tape that as previously disclosed had been scheduled to start trial at the end of May.  The settlement is conditioned on court approval, which will be sought promptly upon execution of final settlement documents and is expected to be granted later this year or early next year.

(c)          In 2005, 3M reinvested $1.7 billion of foreign earnings in the United States pursuant to the provisions of the American Jobs Creation Act of 2004. This act provided the company the opportunity to tax efficiently repatriate foreign earnings for U.S. qualifying investments specified in its domestic reinvestment plan. As a consequence, in the second quarter of 2005, 3M recorded a non-recurring charge of $75 million dollars, net of available foreign tax credits.

(d)         3M adopted Statement of Financial Accounting Standards No. 123R effective January 1, 2006, using the modified retrospective method, with prior periods adjusted to give effect to the fair-value-based method of accounting for stock option awards granted in fiscal years beginning on or after January 1, 1995. The increase in option expense in the second quarter of 2006 is largely due to a requirement under SFAS No. 123R to immediately expense stock options upon grant date for those employees who are considered retirement eligible. A 3M employee is considered to be retirement eligible upon reaching age 55 with 5 years of service. Approximately 25% of the number of stock-based compensation awards are made to retirement eligible employees. Since 3M’s annual grant of stock options is in the second quarter, the immediate expensing of those options resulted in approximately $0.05 per share of higher stock-option expense in the second quarter of 2006. The accounting rules related to the immediate expensing of grants to retirement eligible employees applied only to grants made after January 1, 2006; therefore, the second quarter of 2005 was not impacted by this requirement.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating less productivity improvements than estimated; and (8) legal proceedings, including the outcome of pending Congressional action concerning asbestos-related litigation and other significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year-ended Dec. 31, 2005 (the “Report”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Report under Part I, Item 1A “Risk Factors.”  The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the people of 3M use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Six-months ended
	June 30		June 30
	2006	2005	2006	2005
Net sales	$5,688	$5,294	$11,283	$10,460
Operating expenses
Cost of sales	2,840	2,602	5,561	5,151
Selling, general and administrative expenses	1,322	1,130	2,505	2,274
Research, development and related expenses	351	318	673	638
Total	4,513	4,050	8,739	8,063
Operating income	1,175	1,244	2,544	2,397
Interest expense and income
Interest expense	25	19	47	39
Interest income	(14)	(16)	(22)	(32)
Total	11	3	25	7
Income before income taxes and minority interest	1,164	1,241	2,519	2,390

Provision for income taxes	272	475	715	838
Minority interest	10	12	23	27
Net income	$882	$754	$1,781	$1,525

Weighted average common shares outstanding — basic	755.1	768.0	754.7	769.8
Earnings per share — basic	$1.17	$0.98	$2.36	$1.98
Weighted average common shares outstanding — diluted	770.4	785.0	769.5	788.2
Earnings per share — diluted	$1.15	$0.96	$2.31	$1.94
Cash dividends paid per common share	$0.46	$0.42	$0.92	$0.84

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended			Three-months ended
	June 30, 2006			June 30, 2005
	Excluding			Excluding
	special	Special	Reported	special	Special	Reported
	items (e)	items (e)	total	items (e)	items (e)	total
Net sales	$5,688	$—	$5,688	$5,294	$—	$5,294
Operating expenses
Cost of sales	2,840	—	2,840	2,602	—	2,602
Selling, general and administrative expenses	1,273	49	1,322	1,130	—	1,130
Research, development and related expenses	351	—	351	318	—	318
Total	4,464	49	4,513	4,050	—	4,050
Operating income (loss)	1,224	(49)	1,175	1,244	—	1,244

Interest expense and (income), net	11	—	11	3	—	3
Income (loss) before income taxes and minority interest	1,213	(49)	1,164	1,241	—	1,241

Provision (benefit) for income taxes	395	(123)	272	400	75	475
Effective tax rate	32.5%	—	23.3%	32.2%	—	38.2%

Minority interest	10	—	10	12	—	12
Net income (loss)	$808	$74	$882	$829	$(75)	$754
Weighted average diluted shares	770.4	770.4	770.4	785.0	785.0	785.0
Net income per diluted share (f)	$1.05	$0.10	$1.15	$1.06	$(0.10)	$0.96

(e)  In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies.

In the second quarter of 2006, net income included net gains of $74 million due to the combination of positive benefits from income tax adjustments, partially offset by settlement costs of a previously disclosed antitrust class action and costs related to the company’s current efforts to seek strategic alternatives for its branded pharmaceuticals business.

In the second quarter of 2005, 3M recorded a charge of $75 million, net of available foreign tax credits, related to its plans to reinvest approximately $1.7 billion of foreign earnings in the United States pursuant to the provisions of the American Jobs Creation Act of 2004.

(f) Refer to the preceding Note (d) for discussion of SFAS No. 123R. Included in both reported and excluding special items results are stock options related costs of $0.07 per share in the second quarter of 2006 and $0.04 per share in the second quarter of 2005.

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

(Millions, except per-share amounts)

(Unaudited)

	Six-months ended			Six-months ended
	June 30, 2006			June 30, 2005
	Excluding			Excluding
	special	Special	Reported	special	Special	Reported
	items (g)	items (g)	total	items (g)	items (g)	total
Net sales	$11,283	$—	$11,283	$10,460	$—	$10,460
Operating expenses
Cost of sales	5,561	—	5,561	5,151	—	5,151
Selling, general and administrative expenses	2,456	49	2,505	2,274	—	2,274
Research, development and related expenses	673	—	673	638	—	638
Total	8,690	49	8,739	8,063	—	8,063
Operating income (loss)	2,593	(49)	2,544	2,397	—	2,397

Interest expense and (income), net	25	—	25	7	—	7
Income (loss) before income taxes and minority interest	2,568	(49)	2,519	2,390	—	2,390

Provision (benefit) for income taxes	838	(123)	715	763	75	838
Effective tax rate	32.6%	—	28.4%	31.9%	—	35.0%

Minority interest	23	—	23	27	—	27
Net income (loss)	$1,707	$74	$1,781	$1,600	$(75)	$1,525
Weighted average diluted shares	769.5	769.5	769.5	788.2	788.2	788.2
Net income per diluted share	$2.22	$0.09	$2.31	$2.03	$(0.09)	$1.94

(g) In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. Refer to the preceding Note (e) for discussion of the special items that impacted the six months ended June 30, 2006 and 2005.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	June 30,	Dec. 31,	June 30,
ASSETS	2006	2005	2005
Current assets
Cash and cash equivalents	$987	$1,072	$1,765
Marketable securities — current	259	—	8
Accounts receivable — net	3,171	2,838	2,951
Inventories	2,557	2,162	2,020
Other current assets	1,127	1,043	1,204
Total current assets	8,101	7,115	7,948
Marketable securities — non-current	63	—	—-
Investments	280	272	274
Property, plant and equipment — net	5,643	5,593	5,516
Prepaid pension and postretirement benefits	2,809	2,905	2,510
Goodwill, intangible assets and other assets (h)	5,137	4,923	3,614
Total assets	$22,033	$20,808	$19,862
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,458	$1,072	$1,103
Accounts payable	1,343	1,256	1,201
Accrued payroll	489	469	475
Accrued income taxes	741	989	1,187
Other current liabilities	1,395	1,452	1,340
Total current liabilities	5,426	5,238	5,306
Long-term debt	1,253	1,309	706
Other liabilities	3,832	3,866	3,445
Total liabilities	10,511	10,413	9,457
Total stockholders’ equity — net	11,522	10,395	10,405
Shares outstanding June 30, 2006: 753,234,766 shares December 31, 2005: 754,538,387 shares June 30, 2005: 765,071,989 shares
Total liabilities and stockholders’ equity	$22,033	$20,808	$19,862

(h) The acquisition of CUNO in the third quarter of 2005 increased the “Goodwill, intangible assets and other assets” balance by $1.3 billion.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Six-months ended
	June 30
	2006	2005
SUMMARY OF CASH FLOWS:
NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,418	$2,125
Cash flows from investing activities:
Purchases of property, plant and equipment	(451)	(452)
Acquisitions, net of cash acquired	(88)	—
Other investing activities	(300)	(31)
NET CASH USED IN INVESTING ACTIVITIES	(839)	(483)
Cash flows from financing activities:
Change in debt	341	(991)
Purchases of treasury stock	(778)	(1,185)
Reissuances of treasury stock	375	287
Dividends paid to stockholders	(695)	(647)
Other financing activities	6	10
NET CASH USED IN FINANCING ACTIVITIES	(751)	(2,526)
Effect of exchange rate changes on cash	87	(108)
Net increase (decrease) in cash and cash equivalents	(85)	(992)
Cash and cash equivalents at beginning of period	1,072	2,757
Cash and cash equivalents at end of period	$987	$1,765

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Six-months ended
	June 30
	2006	2005
NON-GAAP MEASURES
Free Cash Flow:
Net cash provided by operating activities	$1,418	$2,125
Purchases of property, plant and equipment	(451)	(452)
Free Cash Flow (i)	$967	$1,673
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (j)	5.2	5.6

(i) Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

(j) The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Three-Months Ended June 30, 2006

Sales Change Analysis	United	Inter-
By Geographic Area	States	national	Worldwide

Volume — organic	3.1%	6.0%	4.8%

Volume — acquisitions	3.5	1.9	2.6

Volume — total	6.6	7.9	7.4

Price	1.8	(1.6)	(0.2)

Total local-currency sales	8.4	6.3	7.2

Translation	—	0.6	0.3

Total sales change	8.4%	6.9%	7.5%

Worldwide Sales Change Analysis By Business Segment	Local- currency Sales	Trans- lation	Total Sales Change

Industrial & Transportation (k)	11.0%	0.4%	11.4%

Health Care	4.1	0.3	4.4

Display and Graphics	6.5	0.4	6.9

Consumer and Office	4.6	0.5	5.1

Electro and Communications	6.1	0.4	6.5

Safety, Security and Protection Services	8.3	0.6	8.9

Total sales change	7.2%	0.3%	7.5%

(k) Industrial & Transportation includes a 7.9% benefit from acquisitions, primarily CUNO.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

                                                                        Six-Months Ended June 30, 2006

Sales Change Analysis	United	Inter-
By Geographic Area	States	national	Worldwide

Volume — organic	4.2%	7.8%	6.5%

Volume — acquisitions	3.5	1.8	2.4

Volume — total	7.7	9.6	8.9

Price	1.9	(1.4)	(0.1)

Total local-currency sales	9.6	8.2	8.8

Translation	—	(1.4)	(0.9)

Total sales change	9.6%	6.8%	7.9%

Worldwide Sales Change Analysis By Business Segment	Local- currency Sales	Trans- lation	Total Sales Change

Industrial & Transportation (l)	12.5%	(1.0% )	11.5%

Health Care	4.6	(1.4)	3.2

Display and Graphics	8.0	(0.5)	7.5

Consumer and Office	6.4	(0.3)	6.1

Electro and Communications	8.2	(0.8)	7.4

Safety, Security and Protection Services	11.8	(0.8)	11.0

Total sales change	8.8%	(0.9% )	7.9%

(l) Industrial & Transportation includes a 7.7% benefit from acquisitions, primarily CUNO.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS
SEGMENT	Three-months ended		Six-months ended
INFORMATION	June 30		June 30
(Millions)	2006	2005	2006	2005

NET SALES
Industrial & Transportation	$1,690	$1,518	$3,392	$3,042
Health Care	1,000	957	1,966	1,905
Display and Graphics	912	854	1,827	1,700
Consumer and Office	786	748	1,547	1,458
Electro and Communications	632	594	1,236	1,151
Safety, Security and Protection Services	653	599	1,284	1,156
Corporate and Unallocated	15	24	31	48

Total Company	$5,688	$5,294	$11,283	$10,460

OPERATING INCOME
Industrial & Transportation	$321	$312	$702	$620
Health Care	261	284	559	556
Display and Graphics	241	277	537	562
Consumer and Office	121	136	257	250
Electro and Communications	123	115	250	210
Safety, Security and Protection Services	145	147	309	273
Corporate and Unallocated	(37)	(27)	(70)	(74)

Total Company	$1,175	$1,244	$2,544	$2,397

SFAS 123R Stock Option Expense Impact

(Dollars in millions, except per share amounts)

(Unaudited)

	Three months ended
	June 30
	2006	2005	Difference

Cost of sales	$21	$8	$13
% to Sales	0.4%	0.1%	0.3%

Selling, general and
administrative expenses	$54	$23	$31
% to Sales	0.9%	0.5%	0.4%

Research, development and
related expenses	$18	$8	$10
% to Sales	0.3%	0.1%	0.2%

Operating Income	$93	$39	$54
% to Sales	1.6%	0.7%	0.9%

SFAS 123R Stock Option Expense Impact

(Dollars in millions, except per share amounts)

(Unaudited)

	Six months ended
	June 30
	2006	2005	Difference

Cost of sales	$23	$20	$3
% to Sales	0.2%	0.2%	0.0%

Selling, general and
administrative expenses	$73	$68	$5
% to Sales	0.6%	0.7%	0.1%

Research, development and
related expenses	$22	$22	$0
% to Sales	0.2%	0.2%	0.0%

Operating Income	$118	$110	$8
% to Sales	1.0%	1.1%	0.1%

Business Segment Stock Option Expense

(Dollars in millions)

(Unaudited)

	Three-months ended June 30
	2006	% to Sales	2005	% to Sales

Industrial & Transportation	$23	1.4%	$13	0.8%
Health Care	20	2.0%	8	0.9%
Display and Graphics	13	1.4%	4	0.5%
Consumer and Office	11	1.4%	5	0.7%
Electro and Communications	9	1.5%	5	0.7%
Safety, Security and Protection Services	10	1.5%	4	0.7%
Corporate	7	—	—	—

Total Company	$93	1.6%	$39	0.7%

Business Segment Stock Option Expense

(Dollars in millions)

(Unaudited)

	Six months ended June 30
	2006	% to Sales	2005	% to Sales

Industrial & Transportation	$30	0.9%	$33	1.1%
Health Care	26	1.3%	25	1.3%
Display and Graphics	16	0.9%	14	0.8%
Consumer and Office	14	0.9%	15	1.0%
Electro and Communications	12	1.0%	12	1.0%
Safety, Security and Protection Services	13	1.0%	11	1.0%
Corporate	7	—	—	—

Total Company	$118	1.0%	$110	1.1%

Quarterly Diluted Earnings Per Share Stock Option Expense

(Unaudited)

2004 Reported	Q1	Q2	Q3	Q4	Total
EPS as originally reported	$0.90	$0.97	$0.97	$0.91	$3.75
SFAS 123R impact	$(0.03)	$(0.04)	$(0.06)	$(0.06)	$(0.19)
EPS with SFAS123R impact	$0.87	$0.93	$0.91	$0.85	$3.56

2005 Reported	Q1	Q2	Q3	Q4	Total
EPS as originally reported	$1.03	$1.00	$1.10	$0.99	$4.12
SFAS 123R impact	$(0.06)	$(0.04)	$(0.02)	$(0.02)	$(0.14)
EPS with SFAS123R impact	$0.97	$0.96	$1.08	$0.97	$3.98

2005 — Excluding Special Items (m)	Q1	Q2	Q3	Q4	Total
EPS as originally reported	$1.03	$1.09	$1.10	$1.04	$4.26
SFAS 123R impact	$(0.06)	$(0.04)	$(0.02)	$(0.02)	$(0.14)
EPS with SFAS123R impact	$0.97	$1.06	$1.08	$1.01	$4.12

2006	Q1	Q2	Q3	Q4	Total
Diluted EPS/Guidance	$1.17	$1.15	$1.10 to		$4.55 to
			$1.15		$4.65
Estimated SFAS 123R impact
included in EPS/guidance	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

2006 — Excluding Special Items (m)	Q1	Q2	Q3	Q4	Total
Diluted EPS/Guidance	$1.17	$1.05	$1.10 to		$4.45 to
			$1.15		$4.55
Estimated SFAS 123R impact
included in EPS/guidance	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

(m) In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting (reconciliations for the second and fourth quarter of 2005 were provided in Form 8-K’s filed on July 18, 2005 and January 24, 2006, respectively). The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. Refer to the preceding Note (e) for discussion of the special items that impacted the three months ended June 30, 2006 and 2005. In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No.143” (“FIN 47”). In adopting FIN 47 in the fourth quarter of 2005, 3M recorded a non-cash charge of $35 million after-tax, as a cumulative effect of change in accounting principle. This charge represents conditional retirement obligations associated with 3M’s long-lived assets.